                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                               ---------------

                                 SCHEDULE 13D
                                (RULE 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                             (AMENDMENT NO.    )(1)
                                           ----
                             INFOCURE CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


--------------------------------------------------------------------------------
                                (CUSIP Number)
        M. SHANE DAVIS, ESQ., SELF & DAVIS, LLP, SUITE 1650, PLATINUM
         TOWER, 400 INTERSTATE NORTH PARKWAY, ATLANTA, GEORGIA 30339
--------------------------------------------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                              FEBRUARY 16, 1999
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.




                        (Continued on following pages)


                            (Page 1 of 4 Pages)



---------------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.                              13D      PAGE    2     OF    4    PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS    JAMES C. DAVIS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*     00

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES; GEORGIA
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER          465,036
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER        465,036
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER     465,036
 PERSON WITH
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER   465,036

                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            465,036
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            5.37%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
            IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                  FEBRUARY 25, 1999
                                          --------------------------------
                                                       (Date)

                                                 /s/ James C. Davis
                                          --------------------------------
                                                     (Signature)

                                                    JAMES C. DAVIS
                                          --------------------------------
                                                     (Name/Title)


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP NO.                     13D                   Page   4  of   4   Pages
                                                         -----   -----


                   SCHEDULE 13D FILED PURSUANT TO RULE 13d-1
                   OF THE GENERAL RULES AND REGULATIONS UNDER
                    THE SECURITIES AND EXCHANGE ACT OF 1934



ITEM 1.  SECURITY AND ISSUER.

     Infocure Corporation - common stock.
     1765 The Exchange, Suite 450, Atlanta, Georgia 30309.


ITEM 2.  IDENTITY AND BACKGROUND.

     (a)  James C. Davis
     (b)  3564 Tuxedo Road, Atlanta, Georgia 30305
     (c)  Orthodontist; James C. Davis, D.M.D., P.C.
          612 Exchange Place, Morrow, Georgia 30260
     (d)  None.
     (e)  None.
     (f)  United States; Georgia


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     As a former principal shareholder in OMSystems, Inc., the securities were acquired upon the merger of OMSystems, Inc. with and into Infocure Systems, Inc., a wholly-owned subsidiary of Infocure Corporation.


ITEM 4.  PURPOSE OF TRANSACTION.

     The securities were acquired upon the merger of OMSystems, Inc. with and into Infocure Systems, Inc., a wholly-owned subsidiary of Infocure Corporation. The reporting person has no plans or proposals as enumerated on this item.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

     The undersigned owns 465,036 shares of the common stock of the Issuer representing 5.37% of the approximately 8,659,456 shares of common stock outstanding as of the date hereof.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     None.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

     None.